Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

MANZANO, LLC

AND

MANZANO ENERGY PARTNERS II, LLC

AS SELLER

AND

PACIFIC ENERGY DEVELOPMENT CORPORATION

AS BUYER

January 11, 2019

TABLE OF CONTENTS

EXHIBITS

Exhibit A – Subject Interests
Exhibit B – Wells and Interests
Exhibit C – Personal Property
Exhibit D – Contracts
Exhibit E – Assignment and Bill of Sale
Schedule 5.21- Suspense Accounts

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 11th day of January, 2019, by and between MANZANO, LLC, a New Mexico limited liability company, and MANZANO ENERGY PARTNERS II, LLC, a Delaware limited liability company (collectively "Seller"); and PACIFIC ENERGY DEVELOPMENT CORPORATION, a Nevada corporation (“Buyer”). Buyer and Seller are collectively referred to herein as the “Parties”, and are sometimes referred to individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as hereinafter defined), all upon the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer hereby agree as follows:

ARTICLE I
Assets

Section 1.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer as of the Effective Time.

Section 1.02 Assets. The term “Assets” shall mean, except for the Excluded Assets (defined below), all of Seller’s right, title and interest, whether legal or equitable, in and to the following:

(a)           the oil, gas and/or mineral leases, described or referred to in Exhibit A attached hereto, together with all amendments, supplements, renewals, extensions or ratifications thereof, all surface rights and estates, and all oil, gas and/or mineral leasehold interests in and to the lands described in Exhibit A attached hereto (the “Leases”), and any and all lands covered by the Leases (the “Lands”) and all Leases and Lands related to the Wells (defined below) (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)           all reversionary, back-in, net profits, carried, convertible, non-consent, operating rights and other interests in, incident to or appurtenant to the Subject Interests or Wells;

(c)           (i) all rights to use and occupy the surface of and the subsurface depths under the Subject Interests, insofar only as such rights pertain to the Subject Interests; (ii) all rights in any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons produced after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)           all wells located on the Lands or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B attached hereto (such wells, together with the behind pipe, proved developed nonproducing, proved undeveloped and unproved wells or well locations identified on Exhibit B being collectively called the “Wells”);

(e)           all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests and estates related to or used or useful in connection with the Subject Interests, but insofar only as they pertain to the Subject Interests or the Wells (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A attached hereto;

(f)           all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals and other similar rights and privileges related to or used or useful in connection with the ownership or operation of the Subject Interests, the Wells or the Easements, but insofar only as they pertain to the Subject Interests or the Wells (the “Permits”);

(g)           all personal property, equipment, fixtures, inventory and improvements located on or used or useful in connection with the Subject Interests, the Wells or the Easements or with the production, treatment, gathering, transportation, compression, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery, but only insofar as any of the foregoing pertain to the Subject Interests, the Easements or the Wells (collectively, the “Personal Property”) including, without limitation, the Personal Property described or referred to in Exhibit C attached hereto;

(h)           all contracts, agreements and other written agreements including, without limitation, all production sales contracts, term assignments, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, water disposal agreements and other similar agreements, but only to the extent the same relate to the Subject Interests, the Wells, the Easements, the Permits, the Personal Property or the G&G Data (defined below) (collectively, the “Contracts”) including, without limitation, the Contracts described or referred to in Exhibit D attached hereto;

(i)           originals of all books, records, files, muniments of title, reports and similar documents and materials that relate to the foregoing interests and that are in the possession or control of, or maintained by, Seller, including, without limitation, all contract files, title files, title records, title opinions, abstracts, property ownership reports, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records, production records, tax records and operational records, (the “Records”);

(j)           (i) all claims, rights and causes of action including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the foregoing interests after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, Seller grants to the Buyer the right to be subrogated to such rights, claims and causes of action; and (ii) all claims, rights and causes of action including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the foregoing interests before or on the Effective Time but only to the extent that they relate to Assumed Obligations for which Buyer is providing indemnity hereunder, and where necessary to give effect to the assignment of such rights, claims and causes of action, Seller grants to the Buyer the right to be subrogated to such rights, claims and causes of action;

(k)           all geological data (including, without limitation, raw data and interpretive data whether in written or electronic form), insofar only as it pertains to the Subject Interests, excluding, however, any such data that is subject to contractual restriction requiring the consent of any third party to its disclosure, for which Seller is unable to obtain such consent after making a reasonable effort to do so (the “G&G Data”);

(l)           all rights and benefits arising from or in connection with any wellhead gas imbalances or pipeline imbalances attributable to Hydrocarbons produced from the Wells as of the Effective Time; and

(m)           all Hydrocarbons relating to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory).

SAVE AND EXCEPT THE EXCLUDED ASSETS, AS DESCRIBED IN SECTION 1.03, BELOW.

Section 1.03                                Excluded Assets. There is excepted and excluded from the Assets, except as otherwise limited below, all of Seller’s right, title and interest in and to the following (the “Excluded Assets”):

(a) all existing fee mineral interests, royalty interests, overriding royalty interests and all other non-cost-bearing interests owned by Seller in and to the Leases or the Lands as of the Effective Time;

(b) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnity hereunder, (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Seller’s interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Seller's interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time, all of the preceding regardless of when actually paid or received; except, in each such case, to the extent related to the Assumed Obligations;

(c) all corporate, financial, and tax records of Seller; however, Buyer shall be entitled to receive copies of any tax or financial records which directly relate to the Assets, or which are necessary for Buyer's ownership, administration, or operation of the Assets;

(d) all claims and causes of action of Seller arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time except to the extent directly related to the Assumed Obligations;

(e) all rights, titles, claims and interests of Seller relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards, in each case except to the extent directly related to the Assumed Obligations;

(f)  other than Hydrocarbons relating to the Assets in storage or existing in stock tanks, pipelines and/or plants, all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons;

(g) all claims of Seller for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

(h) all amounts due or payable to Seller as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

(i) all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(j) all of Seller's proprietary computer software, patents, trade secrets, copyrights, names, marks and logos;

ARTICLE II
Purchase Price

Section 2.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is $700,000.00, payable at the Closing by means of a completed federal funds transfer to an account and in the amounts designated in writing by Seller.

ARTICLE III
Effective Time

Section 3.01 Ownership of the Assets. If the transactions contemplated hereby are consummated in accordance with the terms and provisions hereof, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, but effective for all purposes as of 12:01 a.m. MDT, on February 1, 2019 (the “Effective Time”).

ARTICLE IV
Title and Environmental Matters

Section 4.01 Examination Period. Seller shall make available for inspection and copying and shall permit Buyer and/or its representatives to examine and copy, at all reasonable times during normal business hours in Seller’s offices, the Leases, the Easements, the Contracts, the Permits, the Records, the G&G Data and all abstracts of title, title opinions, title files, ownership maps, lease files, Contracts files, assignments, division orders, operating and accounting records, agreements and other materials pertaining to the Assets, insofar as same (a) pertain to the Assets and (b) may now be in existence and in the possession or control of Seller, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data (provided that Seller shall use commercially reasonable efforts to obtain consent for disclosure and copying).

Section 4.02 Special Warranty of Title. The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit E (the “Assignment”), shall provide for a special warranty of Good and Defensible Title to the Assets.

The term “Good and Defensible Title” shall mean such title that:

(a)           is free and clear of all liens, defects, obligations and encumbrances, except for Permitted Encumbrances;

(b)           with respect to the Wells, entitles Seller to receive not less than the net revenue interest, royalty interest, mineral interest and/or overriding royalty interest set forth in Exhibit A or Exhibit B, as applicable, in all hydrocarbons produced from the Well;

(c)           with respect to the Wells, obligates Seller to bear not more than the working interest set forth in Exhibit A or Exhibit B, as applicable, in the Assets without increase at any time during the productive life or abandonment thereof unless there is a corresponding proportionate increase in the applicable net revenue interest; and

(d)           with respect to the Wells, Seller’s interest in the Assets is readily deducible from the real property records of the county in which the Assets are located.

The term “Permitted Encumbrances” shall mean any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(a)           the Leases and Contracts set forth in Exhibit A and Exhibit D, to the extent complete executed copies of the same (with all exhibits, schedules and attachments) are included in the Records and the same do not (i) operate to reduce the respective Net Revenue Interests of Seller, or Buyer from and after the Effective Time, below those set forth in Exhibit B, (ii) increase the respective Working Interests of Seller, or Buyer from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests, and (iii) delay or prevent timely drilling and development of the Subject Interests or receipt of proceeds of Hydrocarbon production therefrom, or materially interfere with, diminish or detract from the operation, development, ownership or value of the affected Asset;

(b)           any unfiled materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens or charges for liquidated amounts arising in the ordinary course of business where payment of such amounts is not delinquent, and (i) that Seller has agreed to retain or pay pursuant to the terms hereof, or (ii) for which Seller is responsible for paying or releasing at the Closing;

(c)           any current period liens for taxes and assessments affecting the Assets that are not yet due or delinquent, to the extent Seller has agreed to pay the same pursuant to the terms hereof or which are to be prorated pursuant to the terms hereof;
(d)           (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, in each case to the extent that they do not materially interfere with, diminish or detract from the operation, development, ownership or value of the affected Asset;
(e)           all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production created or in existence as of the Effective Time, to the extent recorded and disclosed by Seller to Buyer, provided that such matters do not operate to reduce the respective Net Revenue Interests of Seller, or Buyer from and after the Effective Time, below those set forth in Exhibit B or increase the respective Working Interests of Seller, or Buyer from and after the Effective Time, above those set forth in Exhibit B without a corresponding increase in the subject Net Revenue Interests;

(f)           preferential rights to purchase or similar agreements with respect to which (i) written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby, or (ii) required written notices have been given for the transactions contemplated hereby to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(g)           required third party consents to assignments or similar agreements with respect to which written waivers or consents are obtained from the appropriate parties for the transactions contemplated hereby;

(h)           all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities (defined below) in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

(i)           rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable laws, rules, and regulations of such Governmental Authorities; and

(k)           liens and encumbrances which are released at Closing pursuant to Section 10.07 hereof.

Section 4.03 Consents to Assignment. Seller shall use commercially reasonable efforts to obtain all necessary consents from third parties to assign the Assets to Buyer prior to Closing (other than governmental approvals that are customarily obtained after Closing).

Section 4.04 Environmental Review.

(a)           Buyer shall have the right to conduct or cause its environmental consultant (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to Closing (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. Buyer shall (and shall cause Buyer’s Environmental Consultants to): (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations. Seller will assist Buyer in obtaining any third-party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review, and Buyer shall give Seller notice not less than 24 hours before any visits by Buyer or Buyer’s Environmental Consultant to the Assets.

(b)           Unless otherwise required by applicable law, Buyer shall (and shall cause Buyer’s Environmental Consultant to) treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and unless required by law or applicable judicial process Buyer shall not (and shall cause Buyer’s Environmental Consultant to not) disclose any Environmental Information to any Governmental Authority or other third party (other than Buyer's officers, directors, attorneys, accountants, lenders, financial advisors and equity holders) without the prior written consent of Seller. Unless otherwise required by law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.

ARTICLE V
Representations and Warranties of Seller

Seller represents and warrants to Buyer that:

Section 5.01 Existence. Seller is duly organized, validly existing and in good standing under the laws of the state of its formation. Seller has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 5.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Seller’s organizational documents; (b) any material agreement or instrument to which Seller is a party or by which Seller or the Assets are bound; or (c) any judgment, order, ruling or decree applicable to Seller or the Assets, or any law, rule or regulation applicable to Seller or the Assets.

Section 5.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite action on the part of Seller. This Agreement constitutes, and the documents to be executed and delivered by Seller at the Closing will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally and general equitable principles.

Section 5.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 5.05 Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or to, the knowledge of Seller, threatened against Seller.

Section 5.06 Taxes. Seller has paid and discharged all ad valorem, property, production, severance, excise and other taxes and assessments based on or measured by the ownership of the Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom as are due and payable. No taxing authority or agency, domestic or foreign, has asserted or is now asserting or, to the knowledge of Seller, threatening to assert against the Assets or Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. Seller has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any tax affecting the Assets. None of the Assets are deemed by agreement or law to be held by a partnership for federal and/or state income tax purposes.

Section 5.07 Environmental Matters.  To the knowledge of Seller, (i) no environmental or physical condition of any Asset violates any Environmental Laws, Lease, Contract or other agreement in any material respect; and (ii)  no condition or event has occurred with respect to any Asset that, with notice or the passage of time, or both, would constitute a violation requiring action by Seller or, after Closing, Buyer to remedy, stabilize, neutralize, clean up or otherwise alter the environmental or physical condition of any such Asset. There are no civil, criminal or administrative actions, lawsuits, demands, litigation, claims or hearings pending, or to Seller’s knowledge threatened, relating to an alleged breach of Environmental Laws on or with respect to the Assets, and Seller has not received any notice from any Governmental Authority or any other person that the operation of any Asset is in violation of any Environmental Laws or agreement or that Seller or any predecessor in title of Seller is responsible (or potentially responsible) for remedying, stabilizing, neutralizing or cleaning up any pollutants, contaminants, or hazardous or toxic waste, substances or materials at, on, or beneath any such Asset.

Section 5.08 Violations and Defaults.  Seller is not in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) could constitute a violation of or default under (a) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority related to the Assets, or (b) any Lease, Easement, Permit or Contract. Exhibit D contains a list of all Contracts. With respect to the Contracts: (i) all Contracts are in full force and effect and are the valid and legally binding obligations of the parties thereto and are enforceable in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and similar laws affecting creditor’s rights generally, and by general equitable principles; (ii) Seller is not in breach or default of any of its obligations under any Contract; and (iii) neither Seller nor, to the best of Seller’s knowledge, any other party to any Contract has given or threatened to give notice of any action to terminate, cancel, rescind or procure a judicial reformation of any Contract or any provision thereof.

Section 5.09 Litigation.

   (a) No litigation, arbitration, investigation or other proceeding of any Governmental Authority or other party is pending or, to the knowledge of Seller, threatened against Seller affecting the Assets, nor, to the knowledge of Seller, are there any facts or circumstances existing which could reasonably be expected to give rise to any such litigation, arbitration, investigation or proceeding; and (b) Seller is not subject to any outstanding injunction, judgment, order, decree, settlement agreement, conciliation agreement, letter of commitment, deficiency letter or ruling affecting the Assets (other than routine oil and gas field regulatory orders applicable generally to the oil and gas industry). There is no litigation, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller that questions the validity or enforceability of this Agreement or the transactions contemplated hereby.

Section 5.10 Leases.

  Except as specifically identified in Exhibit A, all of the Leases are in full force and effect insofar as they cover the lands described on Exhibit A, as to those depths covered by such Leases, as specified in the exhibits attached to this Agreement, and Seller is not in default with respect to any of its material obligations under any of the Leases. Seller has not received, either verbally or in writing, any notice of default or breach under any of the Leases which default or breach has not been cured or remedied to the satisfaction of the applicable lessor. The actual net mineral acres owned by Seller in each Lease is at least the net mineral acres represented in Exhibit A for such Lease. The actual net mineral acres owned by Seller in each Lease has no greater royalty and other burdens on production (including overriding royalty interests) than as are of record as of the date of this Agreement.

Section 5.11 Oil and Gas Operations.

 The following are true regarding oil and gas operations involving the Assets:

(a)           none of the Wells have been produced in excess of their allowable such that they are subject to being shut-in or to any overproduction penalty, and Seller has not received any payment for Hydrocarbon production from any Well which is subject to refund or recoupment out of future production;

(b)           there have been no changes proposed to reduce the production allowable for any Well;

(c)           Seller has complied with the provisions and requirements of all laws, rules, regulations and Permits applicable to the Assets and all of the Wells have been drilled and completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases and Contracts, and applicable laws, rules, regulations and Permits;

(e)           proceeds from the sale of Hydrocarbons produced from and attributable to the Assets are being received by Seller in a timely manner and are not being held in suspense for any reason;

(f)           no person has any call on, option to purchase, or similar rights with respect to Hydrocarbon production attributable to the Assets for a price less than the generally prevailing market price at the time of production;

(g)           all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of Hydrocarbon production from the Assets, have been or will be, prior to the Closing Date, properly and correctly paid or provided for in all respects, except for those for which Seller has a legal right to suspend;

(h)           none of the Wells have a payout balance which will result in a reduction in Seller’s interest therein after payout occurs; and

(i)           all of the Wells that have been drilled and completed have been drilled and completed on lands currently covered by the Leases or on lands properly pooled or unitized therewith.

Section 5.12 Hydrocarbon Sales Agreements.

(a)           none of the Hydrocarbon Sales Agreements (defined below) will require as of or after the Closing Date, Buyer to sell or deliver Hydrocarbons for a price materially less than the generally prevailing market price that would have been, or would be, received pursuant to an arm’s-length contract for a term of one month with an unaffiliated third-party purchaser;

(b)           there have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements, and Seller has not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Sales Agreements;

(c)           to the knowledge of Seller, payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

(d)           no purchaser under any Hydrocarbon Sales Agreement has notified Seller (or, to the knowledge of Seller, the operator of any Asset) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement or has otherwise failed or refused to take and pay for Hydrocarbons in the quantities and at the price set out in any Hydrocarbon Sales Agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;

(e)           Seller is not obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment, “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an Asset at some future time without then and thereafter receiving full payment therefor;

(f)           the Hydrocarbon Sales Agreements are of the type generally found in the oil and gas industry, and do not, individually or in the aggregate, contain unusual or unduly burdensome provisions;

(g)           there are no Hydrocarbon Sales Agreements pertaining to the Assets that provide for a fixed price that cannot be cancelled at any time upon ninety (90) days (or less) prior notice;

(h)           the Assets are not subject to any Hydrocarbon Sales Agreements or gathering or transportation contracts which include provisions for hedging, price risk management or other similar financial arrangements or transactions which will affect or burden the Assets from and after the Closing; and

(i)           the Assets are not subject to any written agreements relating to the sale of crude oil.

For purposes of this Agreement, the term “Hydrocarbon Sales Agreement” means any sales, purchase or marketing Contract that is currently in effect and under which Seller is a seller of Hydrocarbons produced from the Assets (other than “spot” sales agreements entered into in the ordinary course of business with a term of three (3) months or less, terminable by Seller without penalty on 30 days' notice or less, and which provide for a price not less than the market price that would be received pursuant to an arms-length contract for the same term with an unaffiliated third party purchaser).

Section 5.13 Gas Imbalances.  There are no gas well or gas pipeline imbalances with respect to any of the Wells or Subject Interests.

Section 5.14 Preferential Rights and Consents. There are no preferential rights to purchase or consents to assignment that are applicable to the Assets and the transactions contemplated hereby.

Section 5.15 Materials Provided to Buyer. The historical revenue, expense, production, accounting, financial and other data, records and information relating to the Assets that has been and will be provided by or on behalf of Seller to Buyer and Buyer’s representatives pursuant to this Agreement has been and will be true and correct in all material respects. In connection with this Agreement or the documents furnished to Buyer and Buyer’s representatives hereunder, Seller has not (i) knowingly employed any device, scheme or artifice to mislead or defraud Buyer, (ii) knowingly made any untrue statements of a material fact or knowingly omitted any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (iii) knowingly engaged in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Buyer or any third party.

Section 5.16 Operations. There are no (i) authorizations for expenditures for drilling operations applicable to the Assets in excess of $50,000 or for capital expenditures applicable to any Asset in excess of $50,000 that have been proposed by any party to be conducted on or after the date of this Agreement, whether or not accepted by Seller or any other party, or (ii) authorizations for expenditures in excess of $50,000 and written commitments for drilling operations in excess of $50,000 applicable to the Assets or for other capital expenditures applicable to any Asset in excess of $50,000 for which all of the activities anticipated in such authorizations for expenditures or commitments have not been completed by the date of this Agreement, or (iii) no proposals are currently outstanding by Seller or other working interest owners to drill additional wells, or to deepen, plug back, rework existing Wells, or to conduct other operations for which consent is required under the applicable operating agreement or to conduct any other operations other than normal operation of existing Wells on the Subject Interests.

Section 5.17 Access. Seller has a legal right of access to all of the Leases and Wells, and following the Closing Buyer will have a legal right of access to all of the Leases and Wells.

Section 5.18 Permits. Seller possesses all Permits required to be obtained for conducting its business with respect of the Assets as presently conducted, and Seller has not received written notice of any violations of the Permits that remain uncured or that any Permit will not be renewed.

Section 5.19 Expenses. To the knowledge of Seller, in the ordinary course of business, Seller has paid all lease operating expenses, capital expenses, joint interest billings and other costs and expenses attributable to the ownership and operation of the Assets in a timely manner before becoming delinquent, except such costs and expenses as are disputed in good faith by Seller.

Section 5.20 Bonds and Letters of Credit. There are no bonds, letters of credit, guarantees or other similar commitments held by Seller that are required by third parties in order for Seller to own the Assets, and if operated by Seller or an affiliate of Seller, to operate the Assets.

Section 5.21 Suspense Accounts. Schedule 5.21 sets forth a true and complete amount, as of January 1, 2019, of all third party proceeds of production from the Assets being held in suspense by Seller or any third party.

ARTICLE VI
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 6.01 Existence. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has full legal power, right and authority to carry on its business in the State of New Mexico as such is now being conducted and as contemplated to be conducted.

Section 6.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of Buyer’s organizational documents, (b) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or (c) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any law, rule or regulation applicable to Buyer.

Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions contemplated hereby are duly and validly authorized by all requisite company action on the part of Buyer. This Agreement constitutes, and the documents to be executed and delivered by Buyer at the Closing will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, debtor relief or similar laws affecting the rights of creditors generally.

Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization or liquidation proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.

Section 6.06 Litigation. There is no suit, action, claim, investigation or inquiry by any person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated herein.

ARTICLE VII
Covenants

Section 7.01 Operation of the Assets Prior to the Closing. From the date of this Agreement until Closing (the “Interim Period”), Seller shall:

(a)           operate the Assets in a good and workmanlike manner consistent with its past practices, and in material compliance with all applicable Leases, Contracts, laws, rules, regulations and Permits;

(b)           carry on its business with respect to the Assets in substantially the same manner as before execution of this Agreement;

(c)           use commercially reasonable efforts to maintain in full force and effect all Leases;

(d)           except to the extent necessary or advisable to avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing or other operations on the Assets which requires expenditures exceeding $50,000 (net to Seller's interest) for each operation without providing a non-consent election to Buyer as would be applicable under the applicable operating agreement;

(e)           use commercially reasonable efforts to keep Buyer reasonably apprised of any drilling, re-drilling or completion operations proposed or conducted by Seller, or otherwise, with respect to the Assets;

(f)           not voluntarily abandon any of the Wells other than as required pursuant to the terms of a Lease or by applicable Law; provided that Seller shall notify Buyer prior to such abandonment;

(g)           maintain all Permits, bonds and guaranties affecting the Assets and will make all filings that Seller is required to make under applicable Law with respect to the Assets;

(h)           maintain the books of account and Records relating to the Assets in the usual and ordinary manner, in accordance with its usual accounting practices;

(i)           not, without the prior written consent of Buyer (which consent shall be in Buyer’s sole discretion), (i) enter into any agreement or arrangement transferring, selling or encumbering any of the Assets (other than in the ordinary course of business, consistent with past practices, and solely for ordinary course sales of production, inventory or salvage); (ii) grant any preferential or other right to purchase or agree to require the consent of any third party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; and (iii) incur or agree to incur any contractual obligation or liability (absolute or contingent) with respect to the Assets exceeding $50,000 (net to Seller’s pre-Closing interest);

(j)           not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), enter into any new sales contracts or supply contracts which cannot be cancelled upon ninety (90) days or less prior notice;

(k)           to the extent known to Seller, provide Buyer with written notice of any claims, actions, causes of action or suit, litigation or proceeding initiated against Seller or any third-party operator which affect any of the Assets;

(l)
give prompt written notice to Buyer of any notice of asserted default or violation received or given by Seller under any Leases, Contracts, laws, rules, regulations or Permits affecting any Asset;

(m)           promptly provide Buyer with copies of all AFE’s, drilling reports, notices, demands, regulatory filings and notices and division orders concerning the Assets;

(n)           not, without the prior written consent of Buyer, terminate, extend, or materially amend, violate, breach or default under, any Material Contract or Lease;

(o)           not waive, compromise or settle any material right or claim with respect to any of the Leases or Wells;

(p)           maintain insurance coverage on the Assets in the amounts and coverages and of the types presently in force;

(q)           not, without the prior written consent of Buyer, make any election (or fail to make an election the result of which is) to go non-consent or to not participate in any operation with respect to the Assets;

(r)           duly and timely file all tax returns relating to the Assets that are required to be filed prior to the Closing Date and will duly and timely pay all taxes or assessments relating to the Assets that become due and payable prior to the Closing Date;

(s)           notify Buyer if any Lease terminates promptly upon learning of such termination;

(t)           not enter into or amend any Affiliate Contract applicable to the Assets;

(u)           give Buyer the opportunity to discuss matters related to the Assets with such officers, accountants, consultants and counsel of Seller as Buyer deems reasonably necessary or appropriate for the purpose of familiarizing itself with the Assets;

(v)           cause its employees to furnish Buyer with such financial and operating data and other information with respect to the Assets as Buyer may from time to time reasonably request; and

(x)           not enter into an agreement with respect to any of the foregoing that it is not permitted to do under this Section 7.01.

Section 7.02 Operation of the Assets After the Closing. With respect to all Assets operated by Seller or an affiliate of Seller, on the Closing Date Seller will tender operations of such Assets to Buyer. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of such Assets following the Closing and Buyer hereby assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing. Seller shall make its personnel available to Buyer prior to the Closing as may be reasonably necessary to assist in the transition to Buyer as the operator.

Section 7.03 Access to Information.  During the Interim Period, Seller will give Buyer and Buyer's agents and representatives, reasonable access to all of Records and Seller agrees to cause its officers, employees and representatives to furnish Buyer and Buyer's agents and representatives with such financial and operating data and other information with respect to the Assets as the Buyer, its agents and representatives may from time to time reasonably request.

Section 7.04 Consents and Operations.  During the Interim Period and subject to Section 7.01, Seller will use its reasonable best efforts to obtain the consent or approval of each person whose consent or approval is required in order to consummate the transactions contemplated by this Agreement and Seller will use its reasonable best efforts, to assist Buyer in becoming the duly elected, appointed or successor operator of all of the Assets presently operated by Seller or any of its affiliates.

Section 7.05 Accounting.  During the Interim Period, Seller will cooperate with and assist Buyer in the transition of the joint interest billing and revenue disbursement accounting for the Assets.

Section 7.06 Revenues, Costs and Expenses.

(a)
"Earned" and "incurred," as used in this Agreement, are to be interpreted in accordance with GAAP and COPAS standards, as applicable. Determination of whether Property Costs are attributable to the period before or after the Effective Time for purposes of this Agreement shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item of work is ordered is not the date of a transaction for settlement purposes in the Closing Statement, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons are deemed to be "from or attributable to" the Leases and Wells when they pass from the storage facilities into which they are run and into the pipeline or the truck hauling them off the Lands, and (ii) gaseous Hydrocarbons are deemed to be "from or attributable to" the Leases and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller may utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Asset taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically will be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that severance taxes will be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. For the avoidance of doubt, all of the Asset taxes that are allocated to periods prior to the Effective Time shall be the obligation of Seller (being prorated as set forth above in this Section 7.06), and all of the Asset taxes that are allocated to periods on or after the Effective Time shall be the obligation of the Buyer (being prorated as set forth above in this Section 7.06) and all adjustments in respect of Asset taxes under this Agreement shall be based on these respective obligations.

(b)           Except as expressly provided otherwise in this Agreement, Seller shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds) and shall remain responsible (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) for all Property Costs, in each case attributable to the Assets for the period of time prior to the Effective Time. Except as expressly provided otherwise in this Agreement, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible for (by payment, through the adjustments to the Purchase Price under this Agreement or otherwise) all Property Costs, in each case attributable to the Assets for the period of time commencing at the Effective Time.

(c)           After the Parties’ agreement upon the final Closing Statement, (i) if either Party receives monies belonging to the other Party, including proceeds of production, then such amount shall, within thirty (30) days after the end of the calendar month in which such amounts were received, be paid over to the proper Party, (ii) if either Party pays monies for Property Costs which are the obligation of the other Party, then such other Party shall, within thirty (30) days after the end of the calendar month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party which paid such Property Costs, (iii) if a Party receives an invoice of an expense or obligation which is owed by the other Party, such Party receiving the invoice shall promptly forward such invoice to the Party obligated to pay the same, and (iv) if an invoice or other evidence of an obligation is received by a Party, which is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other, and each shall promptly pay its portion of such obligation to the obligee thereof.

(d)
"Property Costs" means (i) all direct operating costs attributable to the ownership and operation of the Assets (including, (A) costs of insurance relating specifically to the Assets, (B) all royalties, overriding royalties, production payments, nonparticipating royalties, net profits interests and other similar burdens upon production, and amounts payable to third party co-working interest owners, payable on account of production from the Assets, and (C) Asset taxes and severance taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other taxes) incurred in accordance with the relevant operating or unit agreement, if any, (or in the absence of a relevant operating agreement, in accordance with a standard COPAS 2005 Accounting Procedure), (ii) all direct capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, (or in the absence of a relevant operating agreement, in accordance with a standard COPAS 2005 Accounting Procedure) and (iii) overhead costs charged to the Assets under the relevant operating agreement or unit agreement.

Section 7.07 Seller's Knowledge.  If after the date of this Agreement, Seller obtains knowledge of any fact which results in any representation or warranty of Buyer contained herein being inaccurate in any respect, Seller will promptly provide Buyer with written notice thereof.

Section 7.08 Audit Rights.   Seller shall (i) cooperate with Buyer and shall cause to be prepared and delivered to Buyer the financial statements related to the operations of the Assets in such form and covering such periods as may be required by applicable securities laws to be filed by Buyer or its affiliates with the Securities and Exchange Commission as a result of or in connection with the transactions contemplated by this Agreement and (ii) make available to Buyer and its representatives prior to and following the Closing any and all existing information and documents in the possession of Seller that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits, including any filings with any Governmental Authority and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts after execution of this Agreement and following Closing to cooperate with the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with their audit or review of any revenue and expense records pertaining to the Assets that Buyer or any of its affiliates requires to comply with their tax, financial and other reporting requirements. Buyer’s cooperation will include (i) full access to Seller’s employees and representatives who were responsible for preparing or maintaining the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to issue an opinion acceptable to Buyer’s Auditor with respect to an audit or review of those revenue and expense records required pursuant to this Section 7.08, and (iii) obtaining the consent of the independent auditor of Seller that conducted any audit of such financial statements to be named as an expert in any report filed by Buyer with the Securities and Exchange Commission. Buyer will reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in complying with the provisions of this Section 7.08.

ARTICLE VIII
Conditions to Obligations of Seller

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 8.01 Representations. The representations and warranties of Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects, in each case, at and as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 8.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 8.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.04 Purchase Price. Buyer shall have delivered to Seller the Purchase Price, as the same may be adjusted hereunder, in accordance with the provisions of Article II.

Section 8.05 Execution and Delivery of the Closing Documents. Buyer shall have executed, acknowledged and delivered, as appropriate, to Seller all closing documents described in Section 10.08.

ARTICLE IX
Conditions to Obligations of Buyer

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 Representations. The representations and warranties of Seller in this Agreement that are not qualified by materiality shall be true and correct in all material respects, and the representations and warranties of Seller in this Agreement that are qualified by materiality shall be true and correct in all respects, in each case, at and as of the Closing Date as though made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Section 9.02 Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04 Execution and Delivery of the Closing Documents. Seller shall have executed, acknowledged and delivered, as appropriate, to Buyer all closing documents described in Section 10.07.

ARTICLE X
The Closing

Section 10.01 Time and Place of the Closing. If the conditions referred to in Articles VIII and IX of this Agreement have been satisfied, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 300 W. 2nd Street, Roswell, NM 88201, at 9:00 a.m. Mountain Zone Time on February 1, 2019 or at such other time as the Parties might hereafter mutually agree in writing (the “Closing Date”).

Section 10.02 Adjustments to Purchase Price at the Closing.

(a)           At the Closing, the Purchase Price shall be increased by the following amounts to the extent known:

(i)           the amount of all prepaid ad valorem, property or similar taxes and assessments based upon or measured by ownership of the Assets, insofar as such prepaid taxes are attributable to periods of time after the Effective Time;

(ii)           an amount equal to all Property Costs paid by Seller that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii)           unless collected by Seller prior to Closing, the value of all merchantable Hydrocarbons attributable to the Wells in storage as of the Effective Time above the sales connection or upstream of the applicable sales meter, such value to be the current market price as of the date of this Agreement or the price paid, less taxes and gravity adjustments deducted by the purchaser of such Hydrocarbons;

(v)           any other amount provided for in this Agreement or agreed upon by Buyer and Seller.

(b)           At the Closing, the Purchase Price shall be decreased by the following amounts to the extent known:

(i)           an amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes and assessments for the preceding tax year (such amount to be prorated for the period of Seller’s and Buyer’s ownership before and after the Effective Time);

(ii)           an amount equal to all revenues collected by Seller with respect to the Assets and attributable to Hydrocarbons produced after the Effective Time;

(iii)           an amount equal to all cash in, or attributable to, accounts in which third party proceeds of production from the Assets are being held in suspense by Seller (the “Suspense Accounts”), for which Buyer has assumed responsibility under Section 12.02;

(iv)           an amount equal to all Property Costs paid by the Buyer that are attributable to the Assets and attributable to the period of time prior to the Effective Time; and

(v)           any other amount provided for in this Agreement or agreed upon by Buyer and Seller.

(c)           The adjustments described in Sections 10.02(a) and (b) are hereinafter referred to as the “Purchase Price Adjustments.”

Section 10.03 Pre-Closing Statement.                                                       Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement of the estimated Purchase Price Adjustments taking into account the provisions of this Agreement including Section 7.06 and Section 10.02 (the “Closing Statement”). Seller shall make available to Buyer in Seller’s office all documents supporting the estimated Purchase Price Adjustments. The Purchase Price paid by Buyer to Seller at Closing shall be the Purchase Price, as adjusted by the estimated Purchase Price Adjustments set forth in the Closing Statement.

Section 10.04 Post-Closing Adjustments to Purchase Price.

(a)           On or before two (2) months after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the actual Purchase Price Adjustments. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the revised Closing Statement. Seller shall provide Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the revised Closing Statement in order to permit Buyer to perform or cause to be performed an audit. The revised Closing Statement shall become final and binding upon the parties on the sixtieth (60th) day following receipt thereof by Buyer (the “Final Settlement Date”).

(b)           If the amount of the Purchase Price as set forth on the Final Statement (defined below) exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer will pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing within five (5) Business Days after the Final Settlement Date. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller will pay to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing within five (5) Business Days after the Final Settlement Date.

Section 10.05 Transfer Taxes. All sales, use or other taxes (other than taxes on gross income, net income or gross receipts) and duties, levies or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement shall be the responsibility of, and shall be collected, remitted and paid by, Buyer.

Section 10.06 Ad Valorem and Similar Taxes. All ad valorem, property, severance and similar taxes and assessments based upon or measured by the value of the Assets shall be divided or prorated between Seller and Buyer as of the Effective Time. Seller shall retain responsibility for such taxes attributable to the period of time prior to the Effective Time and Buyer shall assume responsibility for the period of time from and after the Effective Time.

Section 10.07 Actions of Seller at the Closing.  At the Closing, Seller shall execute (where applicable) and deliver to Buyer the following, all of which shall be in form and content reasonably satisfactory to Buyer:

(a)           the Assignment in sufficient counterparts for filing in each filing jurisdiction and such other instruments, including, without limitation, appropriate State and Federal assignments as may be reasonably necessary to convey the Assets to Buyer;

(b)           letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production from and after the Effective Time to Buyer;

(c)           possession of the Assets;

(g)           a Request for Taxpayer Identification and Certification on Form W-9 certifying Seller’s federal employer identification number and a Certificate of Non-Foreign Status;

(g)           appropriate change of operator forms on those Assets operated by Seller or its affiliates;

(h)           any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.08 Actions of Buyer at the Closing.  At the Closing, Buyer shall take possession of the Assets and execute (where applicable) and deliver to Seller the following, all of which shall be in form and content reasonably satisfactory to Seller:

(a)           the Purchase Price, paid to Seller, as adjusted in accordance with this Agreement, by wire transfer to an account designated in writing by Seller;

(b)           the Assignment and any other documents provided for herein or necessary or desirable to effectuate the transactions contemplated hereby.

Section 10.09 Further Cooperation.

(a)           Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours on the Closing Date and on any date thereafter. Seller shall have the right to retain copies of any of the Records and Seller shall have the rights granted under Section 14.03.

(b)           After the Closing Date, each Party, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other Party may reasonably request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party hereunder and to have all expenditures to be made with respect to the Assets be made by the proper Party hereunder.

ARTICLE XI
Termination

Section 11.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a)           by mutual written consent of Seller and Buyer;

(b)           by Seller on the Closing Date if the conditions set forth in Article VIII have not been satisfied in all material respects by Buyer or waived by Seller in writing by the Closing Date;

(c)           by Buyer on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects by Seller or waived by Buyer in writing by the Closing Date;

(d)           by Buyer on or before the Closing for any reason or no reason;

(e)           by Seller or Buyer if the Closing shall not have occurred on or before February 8, 2019;

(f)           by Seller or Buyer if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated herein;

Section 11.02 Effect of Termination. In the event that the Closing does not occur as a result of either Party exercising its right to terminate pursuant to Section 11.01, except as to the obligations of Buyer under Section 4.08, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement.

Section 11.03 Attorneys’ Fees, Etc.  If either Party to this Agreement resorts to legal proceedings to enforce this Agreement or relating to the provisions of this Agreement, the prevailing Party, as determined in a final judgment not subject to further appeal, in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

ARTICLE XII
Obligations and Indemnification

Section 12.01 Seller’s Retained Obligations. Provided that the Closing occurs, Seller hereby retains all costs, expenses, liabilities and obligations of Seller related, applicable or attributable to (a) personal injury, property damage or death claims related to the Assets which arise from circumstances occurring prior to the Closing Date; (b) the incorrect payment or nonpayment of royalties, rentals, shut-in payments, revenues and other payments out of production attributable to the Assets prior to the Closing Date, together with related fines, penalties and interest including, without limitation, all fines, penalties and interest with respect to the Suspense Accounts for all periods prior to the Closing Date; (c) the incorrect payment or nonpayment of ad valorem, property, severance, production, franchise and similar taxes attributable to the Assets prior to the Effective Time, together with related fines, penalties and interest; (d) Property Costs attributable to the Assets for periods of time prior to the Effective Time; (e) any offsite disposal prior to the Closing Date by Seller or its affiliates of any wastes, pollutants, contaminants, hazardous material or other material or substances on, in or below any properties not included in the Assets; (f) any suit, action, proceeding, lawsuit or other litigation pending against Seller relating to the Assets as of the Closing Date; (g) any disputes relating to the proper billing or payment of joint interest billing accounts related to the ownership or operation of the Assets prior to the Closing Date; (h) ownership, operation or use of the Excluded Assets; (i) any and all obligations and liabilities, or alleged or threatened obligations and liabilities for environmental claims (including claims arising from the presence of naturally occurring radioactive material (NORM), asbestos, other hazardous substances and/or environmental contaminants), environmental law violations, losses, damages, costs, expenses, diminution in value, suits, causes of action or any kind or character, with respect to the Assets in existence on the Closing Date or arising from events occurring prior to the Closing Date (“Pre-Effective Time Environmental Matters”) and (j) any gross negligence or willful misconduct of Seller or its affiliates to the extent related to the ownership or operation of the Assets and arising from events occurring prior to the Closing Date (collectively, the “Retained Obligations”).

Section 12.02 Buyer’s Assumed Obligations. Provided that the Closing occurs, except to the extent Seller has an indemnity obligation under Section 12.04 and except for the Retained Obligations, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof that arise from or that have arisen from the ownership, operation or use of the Assets on or after the Effective Time (the “Assumed Obligations”).

Section 12.03 Buyer’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, EXCEPT TO THE EXTENT SELLER HAS AN INDEMNITY OBLIGATION UNDER SECTION 12.04, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, PARTNERS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “SELLER INDEMNITEES”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (“LOSSES”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE ASSUMED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES EXCLUDING ANY SELLER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 12.04 Seller’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO (A) THE RETAINED OBLIGATIONS, OR (B) ANY INACCURACY OR BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT OF SELLER CONTAINED IN THIS AGREEMENT THAT SURVIVES THE CLOSING, IN EACH CASE, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES EXCLUDING ANY BUYER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE XIII
Limitations on Representations and Warranties; and Casualty Losses

Section 13.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement and the Assignment are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT AND IN THE ASSIGNMENT, BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, AND (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF SELLER IN THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO BUYER, AND BUYER SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 13.02 Survival   Except as otherwise provided in Section 14.12, the representations, warranties, covenants and obligations of the Parties under this Agreement shall survive the Closing.

ARTICLE XIV
Miscellaneous

Section 14.01 Names. As soon as reasonably possible after the Closing, but in no event later than 180 days after the Closing, Buyer shall remove the names of Seller and its affiliates, and all variations thereof, from all of the Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the Assets, in a name other than the name of the Seller or any of its affiliates, or any variations thereof.

Section 14.02 Recording Expenses. Buyer shall pay all recording fees arising from the recordation of the Assignment and the other documents delivered at Closing. Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 14.03 Document Retention. As used in this Section 14.03, the term “Documents” shall mean all files, documents, books, records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller has retained either the original or a copy of), including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period not less than the shorter of (i) the date on which substantially all of the Assets are sold or otherwise transferred by Buyer to an unaffiliated third party or (ii) three (3) years following the Closing Date (or for such longer period as may be required by law or governmental regulation), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at Seller's expense.

Section 14.04 Entire Agreement. This Agreement, executed by the Parties, the documents to be executed hereunder, and the exhibits attached hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties and specifically referencing this Agreement.

Section 14.05 Waiver. Unless it is a waiver which is deemed to have been made automatically at the expiration of a time limit under this Agreement, any waiver must be in writing executed by the waiving party and no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.06 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises hereunder, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 14.07 No Third-Party Beneficiaries. Except as provided in Sections 12.03 and 12.04, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a third-party beneficiary contract.

Section 14.08 Assignment. Until Closing of the transactions contemplated by this Agreement, neither Party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Party, and any assignment made without such consent shall be void provided that the Buyer may on notice to the Seller assign its rights or obligations hereunder to an affiliated entity prior to Closing. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors, assigns and legal representatives. If Closing of the transactions contemplated by this Agreement occurs, as provided herein, the terms of this Section 14.08 shall no longer apply, and Buyer shall be entitled to convey all or any portion of the Assets acquired without the prior written consent of the Seller.

Section 14.09 GOVERNING LAW; VENUE; JURY WAIVER. THIS AGREEMENT, THE OTHER DOCUMENTS DELIVERED PURSUANT HERETO AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW MEXICO, EXCLUDING ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF THIS AGREEMENT AND SUCH OTHER DOCUMENTS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF NEW MEXICO FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN ROOSEVELT COUNTY, NEW MEXICO. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 14.10 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be given in writing and delivered in person or sent by U.S. Mail postage prepaid, return receipt requested, overnight courier or electronic mail to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Addressed to:
Seller:	Manzano Energy Partners II, LLC And/or Manzano, LLC 300 W. 2nd Street Roswell, New Mexico 88201 Attention: Mr. Michael G. Hanagan Email: mike@manzanoenergy.com

Buyer:	Addressed to: Pacific Energy Development Corporation 1250 Wood Branch Houston, Texas 77079 Attention: J. Douglas Schick Email: dschick@Pedevco.com

Either Party may, by written notice so delivered to the other Party, change its address for notice purposes hereunder.

Section 14.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 14.12 Survival.  The representations and warranties of Seller set forth in Sections 5.06 through 5.26 hereof shall survive the Closing for a period of twelve (12) months. All other representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing indefinitely, except that Seller will have no liability to Buyer for any claim for indemnification for Pre-Effective Time Environmental Matters under this Agreement unless, Buyer notifies Seller of the claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer on or before five (5) years from the Closing Date.

Section 14.13 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 14.14 Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original. If this Agreement or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine or electronic mail will be considered for all purposes as an original signature.

Section 14.15 Interpretation. This Agreement shall be deemed and considered for all purposes to have been jointly prepared by the Parties, and shall not be construed against any one Party (nor shall any inference or presumption be made) on the basis of who drafted this Agreement or any particular provision hereof, who supplied the form of Agreement, or any other event of the negotiation, drafting or execution of this Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that it contemplates. In construing this Agreement, the following principles will apply:

(a)
A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

(b)
If there is any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of any Appendix, Exhibit or Schedule hereto, the provisions of this Agreement shall take precedence. If there is any conflict between the provisions of any of the Assignment or other transaction documents attached to this Agreement as an Exhibit and the provisions of any Assignment and other transaction documents actually executed by the parties, the provisions of transaction documents actually executed shall take precedence.

(c)
The Exhibits and Schedules referred to herein are hereby incorporated and made a part of this Agreement for all purposes by such reference.

(d)
The omission of certain provisions of this Agreement from the Assignment does not constitute a conflict or inconsistency between this Agreement and the Assignment, and will not effect a merger of the omitted provisions. To the fullest extent permitted by law, all provisions of this Agreement are hereby deemed incorporated into the Assignment by reference.

(e)
The word “includes” and its derivatives means “includes, but not limited to” and corresponding derivative meanings.

(f)
The Article, Section, Exhibit and Schedule references in this Agreement refer to the Articles, Sections, Exhibits and Schedules of this Agreement. The headings and titles in this Agreement are for convenience only and shall have no significance in interpreting or otherwise affect the meaning of this Agreement.

(g)
The plural shall be deemed to include the singular, and vice versa.

(h)
As used in this Agreement, the phrases “to Seller’s knowledge,” “to the knowledge of Seller,” and similar phrases shall mean to the actual or constructive knowledge of any officer or employee of Seller actively involved in the management or operation of any of the Assets, in each case, after due inquiry.

Section 14.16 Confidentiality.   Seller agrees that any facts, information know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Assets or the transaction contemplated hereby shall be maintained in confidence and shall not be divulged by Seller or its affiliates to any party unless and until they shall become public knowledge (other than by disclosure in breach of this Section 14.16) or as required by applicable laws, including applicable securities laws and regulations; provided, before Seller or any of its affiliates discloses any of the foregoing as may be required by applicable laws, such person shall give Buyer reasonable advance notice to the extent practicable and give Buyer an opportunity to take such reasonable actions to minimize the required disclosure. Notwithstanding any of the foregoing, Buyer or Seller shall have the right to disclose any information related by this Agreement to the extent required by existing contracts or applicable laws.

Section 14.17 Exclusivity. Until the earlier of Closing or the termination of this Agreement, Seller agrees that it will not permit any person acting on behalf of Seller or any affiliates of Seller, including, without limitation, any employees, other equity holders or advisors, to directly or indirectly entertain any proposals or offers from, or conduct any negotiations, discussions or exchange of information with, any other person with respect to the sale of any of the Assets, the issuance or sale of any equity securities, debt securities or assets or any merger, joint venture or other disposition or transfer of control of all or any portion of Seller, that would result in the sale, assignment or transfer of the Assets. If Seller or any affiliates of Seller are approached by or receive any offers, inquiries or other communications from any third party regarding any of the aforementioned types of transactions or activities, such party agrees to inform Buyer promptly thereof.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

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SELLER:

MANZANO, LLC

 By: /s/ Michael G. Hanagan
        Michael G. Hanagan, Managing Member

MANZANO ENERGY PARTNERS II, LLC
By: Manzano, LLC, its Manager

 By: /s/ Michael G. Hanagan
        Michael G. Hanagan, Managing Member

BUYER: PACIFIC ENERGY DEVELOPMENT CORPORATION By: /s/ J. Douglas Schick J. Douglas Schick, President

EXHIBIT A

SUBJECT INTERESTS

- redacted -

A-1

EXHIBIT B

WELLS and INTERESTS

- redacted -

B-1

EXHIBIT C

PERSONAL PROPERTY

- redacted -

C-1

EXHIBIT D

CONTRACTS

- redacted -

D-1

EXHIBIT E

ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (this “Assignment”), effective as of 7:00 a.m. on February 1, 2019 (the “Effective Time”), is made by MANZANO, LLC, a New Mexico limited liability company, and MANZANO ENERGY PARTNERS II, LLC, a Delaware limited liability company (“Assignor”), to PACIFIC ENERGY DEVELOPMENT CORPORATION, a Nevada corporation (“Assignee”), whose address is 200 N. Loraine, Suite 1100, Midland, Texas 79701.

ARTICLE I

Granting and Habendum

For Ten Dollars ($10.00) and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, Assignor does hereby grant, bargain, sell, transfer, convey, set over, assign and deliver unto Assignee and its successors and assigns, effective for all purposes as of the Effective Time and subject to the matters set forth herein, the Assets. The term “Assets” shall mean, except for the Excluded Assets (defined below), all of Assignor’s right, title and interest, whether legal or equitable, in and to the following:

(a)           the oil, gas and/or mineral leases, described or referred to in Exhibit A attached hereto, together with all amendments, supplements, renewals, extensions or ratifications thereof, all surface rights and estates, and all oil, gas and/or mineral leasehold interests in and to the lands described in Exhibit A attached hereto (the “Leases”), and any and all lands covered by the Leases (the “Lands”) and all Leases and Lands related to the Wells (defined below) (collectively, the “Subject Interests,” or singularly, a “Subject Interest”);

(b)           all reversionary, back-in, net profits, carried, convertible, non-consent, operating rights and other interests in, incident to or appurtenant to the Subject Interests or Wells;

(c)           (i) all rights to use and occupy the surface of and the subsurface depths under the Subject Interests, insofar only as such rights pertain to the Subject Interests; (ii) all rights in any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbons produced after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)           all wells located on the Lands or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned, and whether for production, injection or disposal), including, without limitation, the wells described in Exhibit B attached hereto (such wells, together with the behind pipe, proved developed nonproducing, proved undeveloped and unproved wells or well locations identified on Exhibit B being collectively called the “Wells”);

(e)           all easements, rights-of-way, surface leases, surface use agreements, surface fee or other surface or subsurface interests and estates related to or used or useful in connection with the Subject Interests, but insofar only as they pertain to the Subject Interests or the Wells (the “Easements”), including, without limitation, the Easements described or referred to in Exhibit A attached hereto;

(f)           all permits, licenses, franchises, registrations, certificates, exemptions, consents, approvals and other similar rights and privileges related to or used or useful in connection with the ownership or operation of the Subject Interests, the Wells or the Easements, but insofar only as they pertain to the Subject Interests or the Wells (the “Permits”);

(g)           all personal property, equipment, fixtures, inventory and improvements located on or used or useful in connection with the Subject Interests, the Wells or the Easements or with the production, treatment, gathering, transportation, compression, sale, or disposal of oil, gas or other hydrocarbons (collectively, “Hydrocarbons”), byproducts or waste produced therefrom or attributable thereto, including, without limitation, wellhead equipment, pumps, pumping units, Hydrocarbon measurement facilities, flowlines, gathering systems, piping, pipelines, compressors, tanks, buildings, treatment facilities, injection facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery, but only insofar as any of the foregoing pertain to the Subject Interests, the Easements, or the Wells (collectively, the “Personal Property”), including, without limitation, the Personal Property described or referred to in Exhibit C attached hereto;

(h)           all contracts, agreements and other written agreements described in Exhibit C attached hereto, and all other contracts and agreements, including, without limitation, all production sales contracts, farmout agreements, operating agreements, service agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, water disposal agreements and other similar agreements, but only to the extent the same relate to the Subject Interests, the Wells, the Easements, the Permits, the Personal Property or the G&G Data (defined below) (collectively, the “Contracts”) including, without limitation, the Contracts described or referred to in Exhibit D attached hereto;

(i)           originals of all books, records, files, muniments of title, reports and similar documents and materials that relate to the foregoing interests and that are in the possession or control of, or maintained by, Assignor, including, without limitation, all contract files, title files, title records, title opinions, abstracts, property ownership reports, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, regulatory records, accounting and financial records, production records, tax records and operational records, provided that (i) if Assignor does not possess originals of the foregoing, Assignor shall provide copies of any of the foregoing, or (ii) if any of the foregoing pertain to properties not comprising the Subject Interests or the Wells, Assignor may provide copies of any of the foregoing (the “Records”);

(j)           (i) all claims, rights and causes of action including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the foregoing interests after the Effective Time, and where necessary to give effect to the assignment of such rights, claims and causes of action, the Assignor grants to the Assignee the right to be subrogated to such rights, claims and causes of action; and (ii) all claims, rights and causes of action including, without limitation, causes of action for breach of warranty, against third parties, asserted and unasserted, known and unknown, but only to the extent such claims, rights and causes of action affect the value of any of the foregoing interests before or on the Effective Time but only to the extent that they relate to Assumed Obligations for which Assignee is providing indemnity hereunder, and where necessary to give effect to the assignment of such rights, claims and causes of action, Assignor grants to the Assignee the right to be subrogated to such rights, claims and causes of action;

(k)           all geological data (including, without limitation, raw data and interpretive data whether in written or electronic form), insofar only as it pertains to the Subject Interests, excluding, however, any such data that is subject to contractual restrictions requiring the consent of third parties to its disclosure, for which Assignor has been unable to obtain such consent after making reasonable efforts to do so (the “G&G Data”);

(l)           all rights and benefits arising from or in connection with any wellhead gas imbalances or pipeline imbalances attributable to Hydrocarbons produced from the Wells as of the Effective Time; and

(m)           all Hydrocarbons relating to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory).

SAVE AND EXCEPT, there is excepted and excluded from the Assets, all of Assignor’s right, title and interest in and to the following (the “Excluded Assets”):

(a) all existing fee mineral interests, royalty interests, overriding royalty interests and all other non-cost-bearing interests owned by Assignor in and to the Leases or the Lands as of the Effective Time;

(b) to the extent that they do not relate to the Assumed Obligations for which Assignee is providing indemnity pursuant to the Purchase and Sale Agreement, (i) all trade credits, accounts receivable, notes receivable and other receivables attributable to Assignor’s interest in the Assets with respect to any period of time prior to the Effective Time; (ii) all deposits, cash, checks in process of collection, cash equivalents and funds attributable to Assignor's interest in the Assets with respect to any period of time prior to the Effective Time; and (iii) all proceeds, benefits, income or revenues accruing (and any security or other deposits made) with respect to the Assets prior to the Effective Time, all of the preceding regardless of when actually paid or received; except, in each such case, to the extent related to the Assumed Obligations;

(c) all corporate, financial, and tax records of Assignor; however, Assignee shall be entitled to receive copies of any tax or financial records which directly relate to the Assets, or which are necessary for Assignee's ownership, administration, or operation of the Assets;

(d) all claims and causes of action of Assignor arising from acts, omissions or events, or damage to or destruction of the Assets, occurring prior to the Effective Time except to the extent directly related to the Assumed Obligations;

(e) all rights, titles, claims and interests of Assignor relating to the Assets prior to the Effective Time (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards, in each case except to the extent directly related to the Assumed Obligations;

(f) Other than Hydrocarbons relating to the Assets in storage or existing in stock tanks, pipelines, and/or plants, all Hydrocarbons produced from or attributable to the Assets with respect to all periods prior to the Effective Time, together with all proceeds from or of such Hydrocarbons;

(g) all claims of Assignor for refund of or loss carry forwards with respect to production, windfall profit, severance, ad valorem or any other taxes attributable to any period prior to the Effective Time, or income or franchise taxes;

(h) all amounts due or payable to Assignor as adjustments or refunds under any contracts or agreements (including take-or-pay claims) affecting the Assets, respecting periods prior to the Effective Time;

(i) all amounts due or payable to Assignor as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(j) all of Assignor’s proprietary computer software, patents, trade secrets, copyrights, names, marks and logos; and

(k) all of Assignor's leased or owned automobiles and trucks.

TO HAVE AND TO HOLD the Assets, together with all and singular the rights, privileges, contracts and appurtenances, in any way appertaining or belonging thereto, unto Assignee, its successors and assigns, forever, subject to the matters set forth herein.

ARTICLE II
Special Warranty of Title and Disclaimers

Section 2.01 Special Warranty of Title. Assignor hereby agrees to warrant and forever defend Good and Defensible Title to the Assets unto Assignee, to the extent of the interests set forth on Exhibit B attached hereto, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise; subject, however, to the Permitted Encumbrances (as such term is defined in the Purchase and Sale Agreement described below) and the other matters set forth herein.

Section 2.02 Disclaimer. EXCEPT AS OTHERWISE SET FORTH IN THE PURCHASE AND SALE AGREEMENT OR THIS ASSIGNMENT, ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO (a) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, OR THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE ASSETS, (b) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO ASSIGNEE BY OR ON BEHALF OF ASSIGNOR, AND (c) THE ENVIRONMENTAL CONDITION OF THE ASSETS. EXCEPT FOR THE EXPRESS REPRESENTATIONS OF ASSIGNOR SET FORTH IN THE PURCHASE AND SALE AGREEMENT, ASSIGNOR EXPRESSLY DISCLAIMS AND NEGATES, AND ASSIGNEE HEREBY WAIVES, AS TO PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING A PART OF THE ASSETS (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (iv) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (v) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (vi) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW, IT BEING THE EXPRESS INTENTION OF ASSIGNEE AND ASSIGNOR THAT THE PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES INCLUDED IN THE ASSETS SHALL BE CONVEYED TO ASSIGNEE, AND ASSIGNEE SHALL ACCEPT SAME, AS IS, WHERE IS, WITH ALL FAULTS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR AND ASSIGNEE REPRESENTS TO ASSIGNOR THAT ASSIGNEE HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO SUCH PERSONAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS ASSIGNEE DEEMS APPROPRIATE. ASSIGNOR AND ASSIGNEE AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

Section 2.03 Subrogation. Assignor assigns and grants to Assignee all rights, claims and causes of action under title or warranties of title given or made by Assignor’s predecessors in interest (other than affiliates of Assignor) with respect to the Subject Interests, and Assignee is specifically subrogated to all rights which Assignor may have against such predecessors in interest with respect to the Subject Interests, to the extent Assignor may legally transfer such rights and grant such subrogation.

ARTICLE III
Miscellaneous

Section 3.01 Construction. The captions in this Assignment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Assignment. Assignor and Assignee acknowledge that they have participated jointly in the negotiation and drafting of this Assignment and as such they agree that if an ambiguity or question of intent or interpretation arises hereunder, this Assignment shall not be construed more strictly against one party than another on the grounds of authorship.

Section 3.02 No Third-Party Beneficiaries. Nothing in this Assignment shall provide any benefit to any third party or entitle any thirty party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties hereto that this Assignment shall otherwise not be construed as a third-party beneficiary contract.

Section 3.03 Assignment. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.04 Governing Law. This Assignment, other documents delivered pursuant hereto and the legal relations between the parties hereto shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

Section 3.05 Counterpart Execution. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each party that executes the same whether or not all of such parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

Section 3.06 Recording. To facilitate the recording or filing of this Assignment, the counterpart to be recorded in a given county may contain only that portion of the exhibits that describes Assets located in that county. In addition to filing this Assignment, the parties hereto shall execute and file with the appropriate authorities, whether federal, state or local, all forms or instruments required by applicable law to effectuate the conveyance contemplated hereby. Said instruments shall be deemed to contain all of the exceptions, reservations, rights, titles and privileges set forth herein as fully as though the same were set forth in each such instrument. The interests conveyed by such separate assignments are the same, and not in addition to the Assets conveyed herein.

Section 3.07 Purchase and Sale Agreement. This Assignment is made subject to all of the terms and conditions of that certain Purchase and Sale Agreement dated January 11, 2019, by and between Assignor and Assignee (the “Purchase and Sale Agreement”). Any capitalized term used but not defined in this Assignment shall have the meaning set forth in the Purchase and Sale Agreement. The terms and provisions of the Purchase and Sale Agreement are incorporated herein for all purposes. In the event of a conflict between the terms and provisions herein and the Purchase and Sale Agreement, the terms and provisions of the Purchase and Sale Agreement shall prevail.

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IN WITNESS WHEREOF, this Assignment is executed by the parties on the dates of their respective acknowledgments below, but shall be effective for all purposes as of the Effective Time.

ASSIGNOR:

MANZANO, LLC

By:            ________________________________
Michael G. Hanagan, Managing Member

MANZANO ENERGY PARTNERS II, LLC
By:Manzano, LLC,
its Manager

By:________________________________
Michael G. Hanagan, Managing Member

ASSIGNEE: PACIFIC ENERGY DEVELOPMENT CORPORATION By: J. Douglas Schick, President

STATE OF NEW MEXICO
§

COUNTY OF CHAVES
§

This instrument was acknowledged before me this 11th day of January, 2019, by Michael G. Hanagan for Manzano, LLC, on its own behalf and as Manager of Manzano Energy Partners II, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public, State of

STATE OF ___________________
§

COUNTY OF _________________
§

This instrument was acknowledged before me this ________ day of __________________, 2019, by J. Douglas Schick, President of Pacific Energy Development Corporation, a _______________________, on behalf of said limited liability company.

Notary Public, State of _________________

EXHIBIT A

Attached to that certain Assignment, Bill of Sale and Conveyance dated effective February 1, 2019, by and between Manzano, LLC and Manzano Energy Partners II, LLC, as Assignor, and
Pacific Energy Development Corporation, as Assignee

OIL AND GAS LEASES:

- redacted -

EXHIBIT B

Attached to that certain Assignment, Bill of Sale and Conveyance dated effective February 1, 2019, by and between Manzano, LLC and Manzano Energy Partners II, LLC, as Assignor, and
Pacific Energy Development Corporation, as Assignee

WELLS:

- redacted -

EXHIBIT C

Attached to that certain Assignment, Bill of Sale and Conveyance dated effective February 1, 2019, by and between Manzano, LLC and Manzano Energy Partners II, LLC, as Assignor, and
Pacific Energy Development Corporation, as Assignee

PERSONAL PROPERTY:

- redacted -

EXHIBIT D

Attached to that certain Assignment, Bill of Sale and Conveyance dated effective February 1, 2019, by and between Manzano, LLC and Manzano Energy Partners II, LLC, as Assignor, and
Pacific Energy Development Corporation, as Assignee

CONTRACTS:

- redacted -

SCHEDULE 5.21
SUSPENSE ACCOUNTS

Attached to that certain Assignment, Bill of Sale and Conveyance dated effective February 1, 2019, by and between Manzano, LLC and Manzano Energy Partners II, LLC, as Assignor, and
Pacific Energy Development Corporation, as Assignee

- redacted -